Exhibit 10.5
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made as of September 15, 2022 by and between Agios Pharmaceuticals, Inc. (the “Company”), and M. Cecilia Jones (the “Executive”) (together, the “Parties”).
RECITALS
WHEREAS the Company desires to employ the Executive as its Chief Financial Officer; and
WHEREAS, the Executive has agreed to accept such employment on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree as follows:
1.Employment Period. The Executive’s employment shall commence on September 26, 2022 (the “Effective Date”) and shall continue until terminated in accordance with this Agreement (such period, the “Employment Period”). During the Employment Period, the Executive shall be an at-will employee of the Company and the Executive’s employment shall be freely terminable by either the Executive or the Company, for any reason, at any time, by giving notice as described in Section 10 of this Agreement and subject to the terms of Section 4(f) of this Agreement.
2.Position. During the Employment Period, the Executive shall serve as the Company’s Chief Financial Officer. The Executive’s principal place of providing services to the Company will be at the Company’s Cambridge, Massachusetts offices; provided; however, that the Executive shall be eligible to participate in any flexible work schedule arrangement then available to the Company’s employees. During the Employment Period, the Executive will also engage in business travel as required by the Executive’s job duties. Immediately upon the termination of the Executive’s employment for any reason, the Executive must resign from any office held in the Company. If the Executive does not do so, the Company is hereby irrevocably authorized to appoint a person in the Executive’s name to sign and deliver any required letter(s) of resignation to the Company.
3.Scope of Employment.
(a)During the Employment Period, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as an employee and Chief Financial Officer in comparable publicly-traded biotechnology companies, in addition to such other duties as may from time to time be reasonably assigned to the Executive. The Executive shall report to the Company’s Chief Executive Officer and shall perform and discharge faithfully, diligently, and to the best of the Executive’s ability, the Executive’s duties and responsibilities hereunder.
(b)The Executive agrees to devote the Executive’s full business time, best efforts, skill, knowledge, attention and energies to the advancement of the business and interests of the Company and to the performance of the Executive’s duties and responsibilities as an employee of the Company; provided that the Executive may (i) engage in charitable, educational, religious, civic and similar types of activities, and (ii) serve on the board of directors of one (1)

for-profit business enterprise, provided that in each case such service is approved by the Company prior to commencement thereof in the Company’s sole discretion, and only to the extent that such activities are not competitive with the business of the Company and do not individually or in the aggregate inhibit, interfere with, or prohibit the timely performance of the Executive’s duties hereunder, and do not create a potential business or fiduciary conflict.
(c)The Executive agrees to abide by the rules, regulations, instructions, personnel practices, and policies of the Company, as well as any applicable codes of ethics or business conduct, and any changes therein that may be adopted from time to time by the Company.
(d)The Executive represents and warrants to the Company that the Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with the Executive’s obligations under this Agreement. In connection with the Executive’s employment hereunder, the Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which the Executive or any other person or entity has any right, title or interest, and the Executive’s employment with the Company will not infringe or violate the rights of any other person or entity. The Executive represents and warrants to the Company that the Executive has returned all property and confidential information belonging to any prior employer.
4.Compensation. As full compensation for all services rendered by the Executive to the Company during the Employment Period, the Company will provide to the Executive the following:
(e)Base Salary. The Executive shall receive a base salary at the annualized rate of $475,000.08 (the “Base Salary”). The Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s regularly established payroll procedures. The Executive’s Base Salary will be reviewed annually by the Company in accordance with normal business practice.
(f)Annual Discretionary Bonus. Following the end of each calendar year during the Employment Period, the Executive will be eligible to receive a discretionary annual performance and retention bonus in a target amount of at least 45% of the Executive’s Base Salary for the applicable calendar year (the “Target Bonus”), based upon the Board’s assessment, in its sole discretion, of the Company’s achievement of its performance goals for the applicable calendar year and the Board’s and the Executive’s manager’s assessment of the Executive’s achievement of the Executive’s performance goals for the applicable calendar year (with such goals to be established by the Executive’s manager after consultation with the Executive). No annual bonus or minimum amount thereof is guaranteed, and, except as provided below, the Executive must be an employee in good standing on the date that annual bonuses are paid out in order to be eligible for and to earn any annual bonus, as it also serves as an incentive to remain employed by the Company. The amount of any bonus paid with respect to the 2022 calendar year will be equal to 50% of the bonus the Executive would have received had the Executive been employed with the Company for the full calendar year. Any annual bonus shall be paid to the Executive no later than March 15 of the year following the year with respect to which such bonus is earned. In the event the Executive’s employment terminates on or after the last day of the applicable calendar year for any reason other than termination by the Company for Cause or resignation by the Executive without Good Reason and prior to payment of the annual bonus, the Executive shall be deemed to be an employee in good standing on the date such annual bonuses are paid.

(g)Equity Awards.
(i)As a material inducement to the Executive entering into employment with the Company and agreeing to the non-competition provision set forth in the Restrictive Covenant Agreement (as defined below):
1.Effective as of the Effective Date or the first business day next following the Effective Date, if the Effective Date falls on a weekend or holiday (the “Grant Date”), the Executive will be granted a stock option to purchase shares of the Company’s common stock (the “Option”) with a Black-Scholes value (as calculated on the Grant Date using the same methodology that the Company then uses to calculate the value of stock awards for purposes of the Company’s financial statements) of $1.875 million, based on the closing price of the Company’s common stock on the Nasdaq Global Select Market on the Grant Date (the “Closing Price”). The Option shall be issued outside the Company’s 2013 Stock Incentive Plan, as an “inducement grant” within the meaning of Nasdaq Listing Rule 5635(c)(4), will be a non-qualified stock option for United States tax purposes and will be subject to all of the terms set forth in a written agreement covering the Option in the form attached hereto as Exhibit A.
2.Effective as of the Grant Date, the Executive will be granted a number of restricted stock units (the "RSUs"), which the number shall be determined by dividing $625,000 by the Closing Price. The RSUs shall be issued outside the Company’s 2013 Stock Incentive Plan, as an “inducement grant” within the meaning of Nasdaq Listing Rule 5635(c)(4), and will be subject to all of the terms set forth in a written agreement covering the RSUs in the form attached hereto as Exhibit B.
3.Effective as of the Grant Date, the Executive will be granted a number of performance share units (the “PSUs”) for a number of shares of Common Stock, which number shall be determined by dividing $300,000 by the Closing Price. Each PSU shall entitle the Executive to receive one share of the Company’s common stock for each PSU that vests. The PSUs shall be issued outside the Company’s 2013 Stock Incentive Plan, as an “inducement grant” within the meaning of Nasdaq Listing Rule 5635(c)(4), and will be subject to all of the terms set forth in a written agreement covering the PSUs attached hereto as Exhibit C.
(ii)    The Company will file with the Securities and Exchange Commission, no later than the Effective Date, a Registration Statement on Form S-8 for purposes of registering under the Securities Act of 1933, as amended, all shares of Company common stock that may be issuable under the Option, the RSUs and the PSUs.
(iii)    The Executive will be eligible to receive annual equity grants beginning in 2023 consistent with the Company’s normal business practice, with any such equity grants being in the sole discretion of the Board (or the Compensation & People Committee) and, to the extent such grants are made, being on such terms and subject to such conditions as the Board (or the Compensation & People Committee) shall determine in its sole discretion. The amount of any annual equity grant made with respect to the 2022 calendar year will be equal to 50% of the grant the Executive would have received had the Executive been employed with the Company for the full calendar year.
(a)Paid Time Off. The Executive shall be eligible for vacation time in accordance with the Company’s vacation policy. The Company also provides employees with paid holidays annually in accordance with the Company’s holiday schedule.
(b)Benefits. The Executive may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided the Executive is eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law). The Executive also shall be eligible to receive annual equity awards, at the discretion of the Executive’s manager and the Board.
(c)Severance. The Company maintains a Severance Benefits Plan, effective April 22, 2016 (the “Plan”), pursuant to which the Executive will be a Covered Employee eligible to receive Severance Pay and severance benefits in the event of a Covered Termination (each as defined in the Plan). The Executive’s participation in the Plan shall be governed by the provisions of the Plan as in effect on the date hereof, as modified by the provisions of Exhibit D attached hereto. For avoidance of doubt, any amendment, modification or termination of the Plan made after the date hereof shall be treated as amendment of this Agreement and, as such, shall be effective as to Executive only upon execution of a written instrument by both the Company and Executive pursuant to Section 14 below.
(d)Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.
(h)    Indemnification.. Effective as of the Effective Date, the Executive and the Company shall enter into the Indemnification Agreement attached hereto as Exhibit E.
5.Sign-on Payment. The Executive will receive a one-time payment of $175,000. This payment will be made as part of the normal semi-monthly payroll after 30 days of employment. If the Executive leaves the Company within 18 months after the Effective Date (other than in connection with a Covered Termination), the Executive will be required to repay the full amount of this payment. Such payment will be subject to legally required tax withholdings. For purposes of this Agreement, Covered Termination shall mean a “Covered Termination” of the Executive’s services as determined under the Plan (as modified by this Agreement).
6.Expenses. The Executive will be reimbursed for the Executive’s actual, necessary and reasonable business expenses pursuant to Company policy, subject to the provisions of Exhibit F attached hereto.
7.Restrictive Covenant Agreement. As a condition of the Executive’s employment with the Company and eligibility to receive the equity set forth in Section 4(c) above, the

Executive will be required to execute the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement previously provided to the Executive, another copy of which is provided contemporaneously with this Agreement (the “Restrictive Covenant Agreement”). The Executive acknowledges that the Executive’s eligibility to receive the equity set forth above is contingent upon the Executive’s agreement to the non-competition provision set forth in the Restrictive Covenant Agreement, and that such consideration was mutually agreed upon by the Executive and the Company and is fair and reasonable in exchange for the Executive’s compliance with such non-competition obligation.
8.Absence of Restrictions. The Executive represents and warrants that the Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent the Executive from entering into employment with, or carrying out the Executive’s responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement. The Executive has disclosed to Company an agreement with the Executive’s former employer containing certain contractual obligations between the Executive and such former employer.
9.Additional Employment Conditions. The Executive’s employment is contingent upon the Executive’s compliance with the Company’s mandatory COVID-19 vaccination policy; provided, however, if the Executive requests an exemption from this policy because of a medical condition or sincerely held religious belief, the Company will consider such request for an exemption to the extent required by applicable law. The Executive’s employment with the Company is also contingent upon the Executive’s successful completion of a background investigation, as well as on the Executive’s providing to the Company, within three (3) days of the Effective Date, documentation proving the Executive’s identity and eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.
10.Notice. Any notice delivered under this Agreement shall be deemed duly delivered (a) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, (c) immediately when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, or (d) immediately upon hand delivery, in each case to the address of the recipient set forth below.
To the Executive:
At the address set forth in the Executive’s personnel file
To Company:
Agios Pharmaceuticals, Inc.
88 Sidney Street
Cambridge, MA 02139
Attn: Chief People Officer

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 10.
11.Applicable Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
12.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.
13.Acknowledgment. The Executive acknowledges that the Executive has the right to consult with counsel prior to signing this Agreement and states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with counsel and, if the Executive has not done so, has voluntarily declined to seek such counsel. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.
14.No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
15.Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
16.Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. References in this Agreement to the “Board” shall include any authorized committee thereof.
17.Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

18.Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.
Agios Pharmaceuticals, Inc.
By: /s/ Brian Goff
Name: Brian Goff
Title: Chief Executive Officer
THE EXECUTIVE:
/s/ Cecilia Jones
M. Cecilia Jones

EXHIBIT A
Form of Inducement Option Agreement

Incorporated by reference to Exhibit 99.1 of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 26, 2022.

EXHIBIT B

Form of Inducement RSU Agreement
Incorporated by reference to Exhibit 99.2 of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 26, 2022.

EXHIBIT C

Form of Inducement PSU Agreement
Incorporated by reference to Exhibit 99.3 of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 26, 2022.

EXHIBIT D

Modifications to Severance Benefits Plan

The definitions and other provisions set forth below shall apply to the Executive’s participation in the Severance Benefits Plan.
1.    The following definitions are modified to read:
(f)    “Cause” for termination shall mean: (a) a finding by the Board, in its reasonable discretion, that (i) the Executive committed an intentional act or acted with gross negligence that has materially injured the business of the Company, or (ii) the Executive has refused or failed to follow lawful directions of the Board; or (iii) the Executive has willfully neglected his or her duties for the Company; (b) the conviction of the Executive, or the entry of a pleading of guilty or nolo contendere by the Executive to any crime involving moral turpitude or any felony; or (c) a material breach of any agreement between the Executive and the Company; provided, however, that no event or condition described in clauses (a) or (c) shall constitute Cause unless the Board gives the Executive written notice of the grounds for termination and provides the Executive 15 days to correct (if susceptible to correction, as determined in the sole discretion of the Board) such grounds, and the Executive fails to make such correction.
(g)    “Change of Control” shall mean the:
(a) acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, or the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (c) of this definition; or
(b)     a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of Severance Benefits Plan or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)     the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
(d) the liquidation or dissolution of the Company.
Notwithstanding the foregoing, no event shall constitute a Change in Control Event unless such event also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).
(q)    “Good Reason” shall mean the occurrence of any of the following events without the Executive’s prior written consent: (a) a material diminution in Executive’s base compensation; (b) a material diminution in the Executive’s authority, duties or responsibilities (this determination will include an analysis of whether the Executive maintains at least the same level, scope, and type of duties and responsibilities with respect to the management, strategy, operations, and business of the Company); (c) a material change in geographic location at which the Executive performs services (if the Executive’s new one-way commute is more than thirty five (35) miles greater than the Executive’s one-way commute prior to the change in the Executive’s principal work location, regardless of whether the Executive receives an offer of relocation benefits, such change shall be deemed material hereunder); or (d) a material breach by the Company of this Agreement or any other agreement to which the Company and the Executive are parties; provided, however, that no such event or condition shall constitute Good Reason unless (x) the Executive gives the Company a written notice of termination for Good Reason not more than 30 days after the initial existence of the condition, (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice, and (z) the Executive’s termination of employment occurs within two months following the Company’s receipt of such notice.
2.    Section 6, Release; Timing of Severance Benefits, is modified by adding a sentence at the end thereof to read:

The Release shall not (a) require Participant to release claims or rights (i) to Severance Pay or severance benefits under this Plan, (ii) under any equity award or any employee benefit plan, or (iii) to indemnification or insurance coverage, or (b) impose restrictive covenants or other obligations on the Participant broader than those set forth in the Restrictive Covenant Agreement executed by the Participant as a condition of the Participant’s employment with the Company.
3.    Section 9 is modified to provide that, subject to the Participant’s execution and the effectiveness of the Release, in the event of a conflict between the Plan and an equity award agreement with respect to the treatment of such equity award upon a Covered Termination, whichever provision is more favorable to Participant shall apply.

EXHIBIT E

Indemnification Agreement

Incorporated by reference to Exhibit 10.8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission.

EXHIBIT F
Payments Subject to Section 409A
All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the Agreement (including this Exhibit F) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.
The Agreement is intended to comply with, or be exempt from, Section 409A and shall be interpreted accordingly.
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